EXECUTION VERSION

AMENDED AND RESTATED
COOPERATION AGREEMENT
BY AND BETWEEN
ATHORA HOLDING LTD.
AND
ATHENE HOLDING LTD.
DATED AS OF MAY 6, 2025

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION    1
1.1    Defined Terms    1
1.2    Certain Rules of Construction    5
ARTICLE II FUNDING AGREEMENT TRANSACTIONS    5
2.1    Offer and Issuance of Funding Agreements.    5
2.2    Purchase of Funding Agreements    6
2.3    No Obligation of VIVAT Group    6
ARTICLE III REINSURANCE TRANSACTIONS    6
3.1    Cession of European Insurance Liabilities.    6
3.2    Cession of European Reinsurance Liabilities.    8
3.3    Referral Fees    10
3.4    Governmental Approvals    10
ARTICLE IV COVENANTS    10
4.1    Cooperation    10
4.2    Reporting    11
4.3    Cooperation Committee    12
4.4    Confidentiality.    12
ARTICLE V MISCELLANEOUS    13
5.1    Term and Termination.    13
5.2    Governing Law and Jurisdiction.    13
5.3    Severability.    13
5.4    Binding Effect; Assignment; No Third Party Benefit.    14
5.5    Amendments; Waivers.    14
5.6    No Obligations of Subsidiaries.    14
5.7    Notices.    14
5.8    Headings.    15
5.9    Entire Agreement.    15
5.10    Counterparts.    15
5.11    Further Assurances.    16
5.12    Injunctive Relief.    16
5.13    Amendment and Restatement of the Original Cooperation Agreement.    16

-i-
Athora Holding Ltd. – Amended and Restated Cooperation Agreement

THIS COOPERATION AGREEMENT (this “Agreement”) is made and entered into this May 6, 2025, by and between ATHORA HOLDING LTD. (f/k/a AGER Bermuda Holding Ltd., “Athora”) and ATHENE HOLDING LTD. (“Athene”).
RECITALS
WHEREAS, Athora and Athene previously entered into that certain Cooperation Agreement, dated as of January 1, 2018, as amended by that certain Amendment No. 1 to the Cooperation Agreement, dated as of January 7, 2020 (collectively, the “Original Cooperation Agreement”);
WHEREAS, each of Athora and Athene acknowledge that certain provisions of the Original Cooperation Agreement were not utilized in the operation of their respective business; and
WHEREAS, pursuant to this Agreement, the parties hereto wish to amend and restate the Original Cooperation Agreement in its entirety.
NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION
1.1    Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below.
“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise. For the avoidance of doubt, none of the following groups of Persons shall be considered “Affiliates” of each other for purposes of this Agreement (a) Apollo and its Subsidiaries, (b) Athene and its Subsidiaries or (c) Athora and its Subsidiaries.
“Agreement” has the meaning set forth in the caption.
“ALRe” means Athene Life Re Ltd. or any Affiliate of ALRe that is an Athene Insurance Subsidiary, as designated by Athene from time to time.
“Apollo” means Apollo Global Management, Inc.
“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Authority applicable to such Person.

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

“Athene” has the meaning set forth in the caption.
“Athene Funding Agreement” means a Funding Agreement issued by an Athene Insurance Subsidiary.
“Athene Insurance Subsidiary” means a Subsidiary of Athene that is an Insurance Company.
“Athora” has the meaning set forth in the caption.
“Athora Bye-Laws” means the Seventh Amended and Restated Bye-Laws of Athora, adopted on July 13, 2023.
“Athora Insurance Subsidiary” means a Subsidiary of Athora that is an Insurance Company, other than any member of the VIVAT Group, each of which shall be expressly excluded from the definition of Athora Insurance Subsidiary.
“Athora Life Re” means Athora Life Re Ltd. or any Affiliate of Athora Life Re that is an Athora Insurance Subsidiary, as designated by Athora from time to time; provided, that no such designation of a member of the VIVAT Group shall be effective unless VIVAT consents thereto in writing.
“Closing” means the “Closing” of the sale of the Initial Shares (as defined in the Subscription Agreements) as set forth in Section 2.1 of the Subscription Agreements.
“Confidential Information” has the meaning set forth in Section 4.4(a).
“Credit Quality Rating” means the weighted average credit quality step of a single name exposure, as set forth in Article 185 of the Solvency II Implementation Regulation EU 2015/35, as may be amended.
“Effective Date” has the meaning set forth in Section 5.13.
“Fair Market Value” means the fair market value determined in accordance with the policies, principles and practices required to be used in the preparation of a balance sheet prepared in conformity with the standards of the Solvency II Directive.
“Funding Agreement” means any funding agreement, guaranteed investment contract or other spread instrument, in each case, issued by an Insurance Company.
“Funding Agreement Cap” means, with respect to an Athene Funding Agreement offered by a Seller to a Purchaser, either (a) three percent (3%) of the Total Assets of such Purchaser, determined as of the most recently ended calendar quarter, if the Credit Quality Rating of (i) such Athene Funding Agreement, (ii) a specific issuing program or facility of such Seller that ranks pari passu or junior in all respects to such Athene Funding Agreement in an insolvency or liquidation of such Seller or (iii) such Seller (provided that such Athene Funding Agreement ranks pari passu or senior in all respects to the senior unsecured obligations of such

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

Seller in an insolvency or liquidation of such Seller) is 0, 1 or 2 at the time of issuance of such Athene Funding Agreement; or (b) one and one half percent (1.5%) of the Total Assets of such Purchaser, determined as of the most recently ended calendar quarter, if clause (a) is not applicable.
“Funding Agreement Exposure” means, with respect to each Athora Insurance Subsidiary, the percentage determined, as of the date of determination, by dividing (a) the aggregate Fair Market Value of all Athene Funding Agreements purchased by such Athora Insurance Subsidiary that are outstanding as of such date by (b) the Fair Market Value of the Total Assets of such Athora Insurance Subsidiary.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Authority” means any Bermudian, European, U.S. Federal, state, county, city, local or other governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body and any self-regulating authority such as the Financial Industry Regulatory Authority (FINRA)).
“Initial Term” has the meaning set forth in Section 5.1.
“Insurance Company” means a Person that conducts an insurance or reinsurance business such that it is regulated by any state insurance department or other national, provincial, state, federal or foreign insurance regulatory body.
“Insurance Contract” means any life or annuity insurance contract or policy or other spread instrument, together with all binders, slips, certificates, endorsements and riders thereto, but not including any Reinsurance Contract.
“Novation Amount” has the meaning set forth in Section 3.4.
“Overall Exposure Cap” means the greater of the (a) Percentage Interest and (b) twenty percent (20%).
“Percentage Interest” means a percentage determined by dividing (a) the total number of common shares of Athora owned by Athene and its Subsidiaries (other than the Class C-1 common shares (as defined in the Athora Bye-Laws)) by (b) the total number of issued and outstanding common shares of Athora (other than the Class C-1 common shares), in each case, after giving effect to the funding of all capital raised through the Private Offering.
“Person” shall be construed in the broadest sense and means and includes a natural person, a company, an enterprise, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, a Gesellschaft mit beschränkter Haftung (GmbH), an Aktiengesellschaft (AG), a Kommanditgesellschaft (KG), a Gesellschaft mit beschränkter Haftung & Co. Kommanditgesellschaft (GmbH & Co. KG), a Societas Europaea (SE) and any other entity and

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.
“Private Offering” has the meaning set forth in the recitals.
“Purchaser” has the meaning set forth in Section 2.2.
“Reinsurance Contract” means any reinsurance contract, agreement, treaty or other arrangement whereby a Person assumes from one or more unaffiliated insurers or reinsurers risk under or relating to one or more Insurance Contracts.
“Reinsurance Exposure” means, as of the date of determination, the percentage determined by dividing (a) the aggregate amount of liabilities ceded by Athora Insurance Subsidiaries to Athene Insurance Subsidiaries by (b) the aggregate amount of insurance and reinsurance liabilities of Athora Insurance Subsidiaries, where each of (a) and (b) are determined in accordance with the standards of the Solvency II Directive and (b) is determined as of the most recent calendar quarter end and then adding such liabilities acquired through reinsurance assumed or acquisitions of insurance companies since the most recent quarter end.
“Renewal Term” has the meaning set forth in Section 5.1.
“Retrocession Percentage” means the greater of (a) the Percentage Interest and (b) twenty percent (20%).
“Seller” has the meaning set forth in Section 2.2.
“Solvency II Directive” means the Directive 2009/138/EC of the European Parliament and of the Council of the European Union, as may be amended.
“Subscription Agreements” has the meaning set forth in the recitals.
“Subsidiary” means, with respect to any Person, any other Person the majority of whose equity securities or voting securities able to elect the board of directors or comparable governing body are directly or indirectly owned or controlled by such Person. For the purposes of this Agreement, neither Athora nor any Subsidiary of Athora shall be considered a Subsidiary of Athene or Apollo.
“Termination Date” means the date on which the total number of common shares of Athora owned by Athene and its Subsidiaries (other than the Class C-1 common shares) plus the number of common shares of Athora that Athene and its Subsidiaries have the obligation to purchase is less, in the aggregate, than one third (1/3) of the total number of Athora common shares (other than the Class C-1 common shares) that Athene had the right to acquire pursuant to the Subscription Agreement entered into between Athene and Athora in connection with the Private Offering.
“Third Party” means any Person that is not (a) Athora or any of its Affiliates, (b) Athene or any of its Affiliates or (c) Apollo or any of its Affiliates.

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

“Total Assets” means, as of any date with respect to a Person, the Fair Market Value of the total assets of such Person as of such date of determination as set forth in Article 184(2) of the Solvency II Implementation Regulation EU 2015/35, as may be amended.
“Transactions Committee” means the transactions committee of the board of directors of Athora.
“VIVAT Group” means VIVAT N.V. and any Subsidiary of VIVAT N.V.
“VIVAT Insurance Subsidiary” means a member of the VIVAT Group that is an Insurance Company.
1.2    Certain Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided for herein or unless the context of this Agreement otherwise requires:
(a)    whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”;
(b)    the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references refer to this Agreement unless otherwise specified;
(c)    words denoting the plural number include the singular number and vice versa;
(d)    words denoting the masculine gender include the feminine and neuter genders;
(e)    the words (i) “may” shall be construed as permissive and (ii) “shall” shall be construed as imperative;
(f)    a reference herein to any party to this Agreement or any other agreement or document shall be deemed to refer to any Person that becomes (or became, if applicable) a permitted successor or permitted assign of such party, upon the occurrence thereof;
(g)    a reference herein to any agreement or other document is to such agreement or other document (together with the schedules, exhibits and other attachments thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time in accordance with its terms and the terms hereof (if applicable thereto); and
(h)    a reference herein to any legislation or to any provision of any legislation includes any modification or re-enactment thereof (including prior to the date hereof), any legislative provision substituted therefor and all regulations and rules issued thereunder or pursuant thereto.

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

ARTICLE II
FUNDING AGREEMENT TRANSACTIONS
2.1    Offer and Issuance of Funding Agreements.
(a)    During the term of this Agreement, Athora agrees that it shall cause each Athora Insurance Subsidiary to purchase Athene Funding Agreements in accordance with, and subject to, the terms and conditions of Articles II and III herein. In order to facilitate such purchases, Athene may cause Athene Insurance Subsidiaries to, from time to time, offer to issue and sell Athene Funding Agreements to Athora Insurance Subsidiaries. Athene or any of its Subsidiaries shall deliver written notice to Athora at least 30 days prior to the proposed issuance and sale of any Athene Funding Agreement. The written notice shall set forth in reasonable detail the material proposed terms and conditions related to the issuance and sale of such Athene Funding Agreement.
(b)    The Athene Funding Agreements shall include arm’s-length commercial terms and shall be negotiated in good faith between the Athene Insurance Subsidiary issuing such Athene Funding Agreement and the Athora Insurance Subsidiary that will purchase such Athene Funding Agreement.
(c)    Each party hereby agrees to cooperate and use their respective reasonable best efforts to change the Seller or Purchaser of an Athene Funding Agreement or take such other actions necessary to permit payments under each Athene Funding Agreement purchased pursuant to this Article II to be made and received without the imposition of any tax, other than a tax imposed by a jurisdiction in which the recipient is organized or otherwise doing business.
2.2    Purchase of Funding Agreements.
To the extent that an Athene Insurance Subsidiary offers to issue and sell (each a “Seller”) an Athene Funding Agreement to an Athora Insurance Subsidiary, Athora shall cause the applicable Athora Insurance Subsidiary to purchase such Athene Funding Agreement (each a “Purchaser”) on mutually agreeable terms if, after giving effect to such purchase, the Funding Agreement Exposure of such Purchaser shall not exceed the Funding Agreement Cap of such Purchaser. To the extent the proposed purchase of any Athene Funding Agreement would cause the Funding Agreement Exposure of the proposed Purchaser to exceed the Funding Agreement Cap of such Purchaser, each party hereby agrees to cooperate and use its respective reasonable best efforts to amend the size of the proposed Athene Funding Agreement or take such other actions necessary to permit the sale and purchase of such proposed Athene Funding Agreement in accordance with the terms and conditions set forth in this Agreement.
2.3    No Obligation of VIVAT Group.
Notwithstanding anything in this Agreement to the contrary, in no event shall this Agreement obligate (a) any member of the VIVAT Group to purchase any Funding Agreement from any Athene Insurance Subsidiary or other Person or (b) Athora to cause, or use any effort to

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

cause, any member of the VIVAT Group to purchase any Funding Agreement from any Athene Insurance Subsidiary or other Person.
ARTICLE III
REINSURANCE TRANSACTIONS
3.1    Cession of European Insurance Liabilities.
(a)    Athora shall use its reasonable best efforts to cause each Athora Insurance Subsidiary that is not a member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to cede to Athora Life Re the maximum amount of Insurance Contract liabilities as is commercially reasonable (without taking into account the transfer of profits to Athene and its Subsidiaries under this Article III) and permitted under Applicable Law. Notwithstanding anything in this Agreement to the contrary, in no event shall this Agreement obligate (i) any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to cede any Insurance Contract liabilities to Athora Life Re or any other Person or (ii) Athora to cause, or use any effort to cause, any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to cede any Insurance Contract liabilities to Athora Life Re or any other Person.
(b)    Athora shall cause Athora Life Re to provide prompt written notice to Athene and ALRe of the cession of any Insurance Contract liabilities from any Athora Insurance Subsidiary, or any VIVAT Insurance Subsidiary (but without limiting the last sentence of Section 3.1(a)), to Athora Life Re. The notice shall set forth in reasonable detail the material terms and conditions of such reinsurance of the Insurance Contract liabilities, including the amount of Insurance Contract liabilities ceded to Athora Life Re and shall offer ALRe the right to reinsure up to at least fifty percent (50%) of such liabilities on arm’s-length commercial terms. For a period of thirty (30) days following the delivery of the notice, ALRe shall have the right of first refusal, but not the obligation, to accept such offer to assume on arm’s-length commercial terms up to fifty percent (50%) of all such Insurance Contract liabilities reinsured by Athora Life Re; provided, that Athora shall not be required to cause Athora Life Re to offer to cede Insurance Contract liabilities to the extent the cession of such Insurance Contract liabilities would cause the Reinsurance Exposure to exceed the Overall Exposure Cap. In the event that ALRe accepts any offer made under this Section 3.1(b), each of Athene and Athora shall, and shall cause its Subsidiaries to, work together and take all necessary actions to promptly finalize and consummate the reinsurance transaction to which such offer relates; provided, however, in no event shall this sentence obligate (i) any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to work in any manner or take any such action or (ii) Athora to cause, or use any effort to cause, any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to work in any such manner or take any such action.
(c)    In the event ALRe elects to assume Insurance Contract liabilities offered in accordance with Section 3.1(b) above from Athora Life Re, it shall assume such Insurance Contract liabilities at a cost (i) equal to the liability cost paid by Athora Life Re in assuming such Insurance Contract liabilities or (ii) if otherwise agreed to by the parties, determined by the parties that will provide ALRe substantially the same expected return for its shareholder for such

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

Insurance Contract liabilities that Athora Life Re expects to return for its shareholder with respect to such underlying Insurance Contract liability incurred.
(d)    Notwithstanding anything to the contrary herein, other than the last sentence of this Section 3.1(d), and subject to the Overall Exposure Cap, in order to facilitate the purposes of this Agreement, the parties may agree to enter into alternative reinsurance transaction arrangements, including, but not limited to, ALRe or another Athene Insurance Subsidiary directly reinsuring Insurance Contract liabilities of any Athora Insurance Subsidiary (including a member of the VIVAT Group (including a VIVAT Insurance Subsidiary), if applicable, but without limiting the last sentence of this Section 3.1(d)) and subsequently retroceding such Insurance Contract liabilities to Athora Life Re or any other Athora Insurance Subsidiary (including a member of the VIVAT Group (including a VIVAT Insurance Subsidiary), if applicable, but without limiting the last sentence of this Section 3.1(d)). Other alternative transaction structures may include any form of direct or indirect reinsurance, the acquisition of derivative instruments or the funding of spread instruments within the asset portfolio of the Athora Insurance Subsidiary (including a member of the VIVAT Group (including a VIVAT Insurance Subsidiary), if applicable, but without limiting the last sentence of this Section 3.1(d)) that acquired the Insurance Contract liabilities (such as a Funding Agreement or a special purpose vehicle), or any other transaction arrangement as may be mutually agreed to by the parties from time to time. Notwithstanding anything in this Agreement to the contrary, in no event shall this Section 3.1(d) obligate (i) any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to enter into any alternative reinsurance or other transaction with any Person or (ii) Athora to cause, or use any effort to cause, any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to enter into any alternative reinsurance or other transaction with any Person.
(e)    To the extent the proposed cession of Insurance Contract liabilities by Athora Life Re or any other Athora Insurance Subsidiary (including a member of the VIVAT Group (including a VIVAT Insurance Subsidiary), if applicable) to ALRe or any other Athene Insurance Subsidiary would cause the Reinsurance Exposure to exceed the Overall Exposure Cap, each party hereby agrees to cooperate and use their respective reasonable best efforts to alter the size of such reinsurance transaction or take such other actions with respect to such reinsurance transaction necessary to permit the cession of such Insurance Contract liabilities to ALRe or any other Athene Insurance Subsidiary in accordance with the terms and conditions set forth in this Agreement.
3.2    Cession of European Reinsurance Liabilities.
(a)    To the extent an Athora Insurance Subsidiary enters into a reinsurance transaction with a Third Party pursuant to which such Athora Insurance Subsidiary assumes Insurance Contract liabilities ceded by such Third Party, and to the extent that the proviso in the immediately following sentence does not apply, Athora shall provide written notice to Athene of such reinsurance transaction and shall offer any one or more applicable Athene Insurance Subsidiaries the right to reinsure the Retrocession Percentage of such Insurance Contract liabilities so assumed. For a period of thirty (30) days following the delivery of the notice, the

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

applicable Athene Insurance Subsidiary shall have the right of first refusal, but not the obligation, to accept such offer to assume by retrocession the Retrocession Percentage of each reinsurance transaction involving Insurance Contract liabilities ceded by Third Parties; provided, that (i) Athora shall not be required to cause any Athora Insurance Subsidiary to offer to cede any such Insurance Contract liabilities ceded by Third Parties to the extent the cession of such liabilities would cause the Reinsurance Exposure to exceed the Overall Exposure Cap and (ii) if the applicable Athora Insurance Subsidiary is a member of the VIVAT Group (including a VIVAT Insurance Subsidiary), Athora shall not be required to either (A) provide any such notice or (B) cause such Athora Insurance Subsidiary to offer to cede any such Insurance Contract Liabilities. In the event that an Athene Insurance Subsidiary accepts any offer made under this Section 3.2(a), each of Athene and Athora shall, and shall cause its Subsidiaries to, work together and take all necessary actions to promptly finalize and consummate the reinsurance transaction to which such offer relates on arm’s-length commercial terms; provided, however, in no event shall this sentence obligate (i) any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to work in any manner or take any such action or (ii) Athora to cause, or use any effort to cause, any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to work in any such manner or take any such action.
(b)    Athene Insurance Subsidiaries shall assume Insurance Contract liabilities ceded by a Third Party to an Athora Insurance Subsidiary (including a member of the VIVAT Group (including a VIVAT Insurance Subsidiary), if applicable, but without limiting Section 3.2(g)) at a cost (i) equal to the liability cost paid by the applicable Athora Insurance Subsidiary when it acquired such Insurance Contract liabilities or (ii) if otherwise agreed to by the parties, determined by the parties that will provide such Athene Insurance Subsidiaries substantially the same expected return for its shareholder for such Insurance Contract liabilities that the Athora Insurance Subsidiary expects to return for its shareholder with respect to such underlying Insurance Contract liability incurred.
(c)    Notwithstanding anything to the contrary herein and subject to the Overall Exposure Cap, in order to facilitate the purposes of this Agreement, the parties may agree to enter into alternative transaction structures involving the cession of Insurance Contract liabilities ceded by Third Parties, including, but not limited to, (i) joint venture structures, (ii) joint bidding structures, (iii) fronting structures (iv) or any other transaction structure as may be mutually agreed to by the parties from time to time; provided, however, in no event shall this Section 3.2(c) obligate (x) any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to enter into any such alternative transaction structure or (y) Athora to cause, or use any effort to cause, any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to enter into any such alternative transaction structure.
(d)    To the extent the proposed cession to an Athene Insurance Subsidiary of Insurance Contract liabilities assumed by an Athora Insurance Subsidiary (including a member of the VIVAT Group (including a VIVAT Insurance Subsidiary), if applicable) from a Third Party would cause the Reinsurance Exposure to exceed the Overall Exposure Cap, each party hereby agrees to cooperate and use its reasonable best efforts to alter the size of such retrocession transaction or take such other actions with respect to such retrocession transaction necessary to

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

permit the retrocession of such Insurance Contract liabilities assumed from such Third Party by such Athora Insurance Subsidiary to an Athene Insurance Subsidiary in accordance with the terms and conditions set forth in this Agreement.
(e)    For the avoidance of doubt, Athora and its Subsidiaries shall be responsible for the administration of all Insurance Contract liabilities ceded to Athene Insurance Subsidiaries in accordance with this Agreement and neither Athene nor any of its Subsidiaries shall be (i) responsible for the administration of, or otherwise be required to administer, any Insurance Contracts related to the liabilities assumed in accordance with this Agreement or (ii) required to assume any responsibilities or obligations in regard to the ceded business, except for its financial obligations under the applicable Reinsurance Contacts.
(f)    Athora and Athene hereby agree and acknowledge that any reinsurance proposed to be ceded pursuant to Section 3.1 or 3.2 hereof on terms substantially consistent with the terms of the underlying Insurance Contract shall be deemed to be “arms-length commercial terms” as used in Sections 3.1 and 3.2 hereof.
(g)    Notwithstanding anything in this Section 3.2 to the contrary, in no event shall this Section 3.2 obligate (i) any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to retrocede (or to enter into any agreement to retrocede), or to offer to retrocede (or offer to enter into any agreement to retrocede), any Insurance Contract liabilities to any Athene Insurance Subsidiary or other Person or (ii) Athora to cause, or use any effort to cause, any member of the VIVAT Group (including a VIVAT Insurance Subsidiary) to retrocede (or to enter into any agreement to retrocede), or to offer to retrocede (or to offer to enter into any agreement to retrocede), any Insurance Contract liabilities to any Athene Insurance Subsidiary or other Person.
3.3    Referral Fees. The parties acknowledge and agree that neither party nor any of its Affiliates shall have any liability or obligation under any arrangement entered into in connection with this Agreement to pay any referral, broker, finder, advisor or similar fee or commission to the other party or any of its Affiliates with respect to any proposed transaction contemplated herein.
3.4    Governmental Approvals. Notwithstanding anything to the contrary contained herein, no Person shall be obligated to consummate any of the transactions contemplated by Article II or this Article III unless all consents, approvals, authorizations or filings with, or notices to, any Governmental Authority required to be obtained or made by the parties in connection with such transaction shall have been obtained or made and shall be in full force and effect, and no Governmental Authority shall have objected to the consummation of the applicable transaction. Athora shall, and shall cause its Subsidiaries and controlled Affiliates to, use reasonable best efforts to obtain all such consents, approvals and authorizations, and make such filings with, or notices to, Governmental Authorities in order to consummate the transactions contemplated by Article II or this Article III.

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

ARTICLE IV
COVENANTS
4.1    Cooperation. Each party hereby agrees that such party and (if applicable) each of such party’s Affiliates shall cooperate with the efforts to effect the transactions contemplated herein. Notwithstanding anything to the contrary, each party shall bear and pay its own costs and expenses incurred in connection with the cooperation of such party and its Affiliates hereunder. To the extent that Athora or an Athora Insurance Subsidiary reasonably believes that it is reasonably likely that a transaction will occur that will give rise to its obligation to offer a right of first refusal to an Athene Insurance Subsidiary under Section 3.1 or 3.2, Athora shall promptly provide written notice to Athene of such potential transaction, which notice shall include a reasonably detailed description of the general terms and conditions of such transaction and the underlying Insurance Contract liabilities. Without limiting the foregoing, the parties shall:
(a)    cooperate fully and in good faith with the preparation, completion, execution and delivery of any agreements, treaties, instruments and documents, including any restatements, amendments, supplements, replacements or other modifications thereto to effect the transactions contemplated herein;
(b)    permit to be performed such audits, appraisals, market studies and other due diligence investigations, in each case as the parties may reasonably determine is necessary for legal disclosure or to effect the transactions contemplated herein; and
(c)    if requested by Athene or Athora, participate in meetings with rating agencies and/or banks and potential investors.
provided, that, for purposes of clarification, in no event shall this Section 4.1 obligate (i) any member of the VIVAT Group to (A) cooperate with any Person, (B) permit any audit, appraisal, market study or other due diligence investigation to be performed or (C) participate in any meeting with any rating agency, bank or potential investor or (ii) Athora to cause, or use any effort to cause, any member of the VIVAT Group to (A) cooperate with any Person, (B) permit any audit, appraisal, market study or other due diligence investigation to be performed or (C) participate in any meeting with any rating agency, bank or potential investor.
4.2    Reporting. Athora shall deliver to Athene:
(a)    to the extent Athene determines that any of the following is required in connection with Athene’s preparation or reporting of its consolidated financial statements, within seventy-five (75) days after the end of each of the first three (3) fiscal quarters of Athora:
(i)    unaudited consolidated financial statements of Athora for such fiscal quarter, which shall include a consolidated balance sheet, income statement and statement of cash flows; and
(ii)    an embedded value report for such fiscal quarter, representing a valuation appraisal of the in-force business of Athora and its Subsidiaries;

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

(b)    to the extent Athene determines that any of the following is required in connection with Athene’s preparation or reporting of its consolidated financial statements:
(i)    by December 31 of each year, twelve months of summary financial information with respect to Athora and its Subsidiaries as of September 30 of such year, prepared in accordance with GAAP, for purposes of complying with Rule 4-08 of U.S. Regulation S-X;
(ii)    to the extent required for purposes of complying with Rule 3-09 of U.S. Regulation S-X, within seventy-five (75) days after the end of the fiscal year of Athora, audited consolidated financial statements of Athora for such fiscal year with a reconciliation to GAAP;
(iii)    within one hundred and twenty (120) days after the end of each fiscal year of Athora, audited consolidated financial statements of Athora for such fiscal year, which shall include a consolidated balance sheet, income statement and statement of cash flows; and
(iv)    within one hundred and twenty (120) days after the end of each fiscal year of Athora, an embedded value report for such fiscal year, representing a valuation appraisal of the in-force business of Athora and its Subsidiaries; and
(c)    from time to time:
(i)    promptly following the reasonable request of Athene, any other financial data, disclosures, periodic reports and statements, as may be reasonably required by Athene to (a) prepare its consolidated financial statements in accordance with the minimum requirements under GAAP, (b) satisfy any current or future regulatory obligations to which Athene or any Affiliate thereof is subject or (c) satisfy any current or future reporting requirements of any applicable securities exchange on which the securities of Athene or any Affiliate thereof are listed; and
(ii)    such other information as may be requested by Athene with respect to investments and operations of Athora sufficient to allow Athene to hedge currency risk resulting from fluctuations in exchange rates or to allow Athene to manage its investment from a risk perspective.
All financial statements to be delivered under this Section 4.2 shall be presented in a format reasonably acceptable to Athene and shall be in accordance with the books and records of Athora and its Subsidiaries and shall have been prepared in accordance with International Financial Reporting Standards (IFRS), except as otherwise noted therein or to the extent that Athene requests any item thereof to be prepared in accordance with the minimum requirements under GAAP for purposes of enabling Athene to prepare or report its consolidated financial statements (including pursuant to Sections 4.2(b)(i) and (ii)), and subject to the absence of footnotes and to year-end adjustments for unaudited financial statements.

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

4.3    Cooperation Committee. Athora and Athene may establish a cooperation committee to monitor and manage any issues relating to, or arising from, this Agreement or the transactions contemplated herein. Such committee shall determine the number of members, timing and format of meetings and any other matters as may be mutually agreed to by the parties from time to time.
4.4    Confidentiality.
(a)    Each party hereby agrees that any information received pursuant to this Agreement shall be deemed to be “Confidential Information.” Except to the extent permitted by Section 4.4(b) or as may be necessary to effect the terms of this Agreement, none of the parties hereto shall share or otherwise provide any Confidential Information to any Third Party or make any public announcement concerning the transactions contemplated by, or otherwise publicly announce any term or provision of, this Agreement. “Confidential Information” shall not include information that (a) is, or becomes, generally available to the public other than as a result of a breach of this Agreement by a party or any of its representatives, (b) either party receives or has received on a non-confidential basis from a source other than a party hereto (or any of its representatives), provided, that such source is not known by the receiving party as being subject to a legal, fiduciary or other obligation of confidentiality with respect to such information, (c) the receiving party can establish that such information was already in its possession and is not subject to an obligation of confidentiality to the disclosing party, (d) the receiving party, or its representatives, have developed, or subsequently develop, independently without reference to any Confidential Information. The parties may share any Confidential Information with any of its Affiliates or Subsidiaries that have a need to know such information in the regular course of their business.
(b)    Each party shall be permitted to disclose any Confidential Information in the event that such party is otherwise required by Applicable Law or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction and any securities exchange on which the securities of such party or any Affiliate thereof are listed) or in connection with any legal proceedings. Each party agrees to keep the other party reasonably informed in the event of any such disclosure unless doing so shall be prohibited by Applicable Law or legal process.
(c)    Notwithstanding the foregoing, each party shall be permitted to disclose certain information that may constitute Confidential Information in order to comply with its reporting obligations to its direct and indirect investors and equity holders, if any.
ARTICLE V
MISCELLANEOUS
5.1    Term and Termination.
The term of this Agreement shall commence on the date hereof and shall continue until January 1, 2028 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for additional one (1) year terms (each a “Renewal Term”),

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

unless written notice of non-renewal of this Agreement is provided by one party to the other party at least twelve (12) months prior to the end of the Initial Term or any Renewal Term, as applicable. This Agreement shall automatically terminate on the Termination Date and be of no further force or effect; provided, that Section 4.4 and all of Article V shall survive the termination of this Agreement.
5.2    Governing Law and Jurisdiction.
This Agreement shall be governed by and construed in accordance with New York law (without regard to any choice of law or conflict of law principles or rules that would cause the application of any laws or rules of any jurisdiction other than New York). With respect to any suit, action or proceeding relating to, or arising out of, this Agreement, each party shall irrevocably (a) submit to the exclusive jurisdiction of any court located in New York and (b) waive any objection which it may have at any time to the laying of venue of any suit, action or proceeding.
5.3    Severability.
It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.4    Binding Effect; Assignment; No Third Party Benefit.
(a)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either party without the consent of the other party.
(b)    Except to the extent set forth in the immediately following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement. Each member of the VIVAT Group shall be an express third-party beneficiary of the following provisions, and none of the following provisions may be modified or amended without VIVAT’s prior written consent: (i) Section 2.3; (ii) the last sentence of Section 3.1(a); (iii) the proviso in the last sentence of Section 3.1(b); (iv) the last sentence of Section 3.1(d); (v)

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

the proviso of the first sentence of Section 3.2(a); (vi) the proviso of the last sentence of Section 3.2(a); (vii) Section 3.2(g); (viii) the proviso of the last sentence of Section 4.1; and (ix) Section 5.5.
5.5    Amendments; Waivers.
This Agreement may only be modified or amended by an instrument in writing signed by each of the parties. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
5.6    No Obligations of Subsidiaries.
(a)    For the avoidance of doubt, nothing in this Agreement shall be construed as an obligation of any Subsidiary of Athora to comply with the provisions contemplated in this Agreement, but rather as an obligation of Athora to use its reasonable best efforts to cause such Subsidiary, to the extent legally permitted, to comply with such obligations.
(b)    For the avoidance of doubt, nothing in this Agreement shall be construed as an obligation of any Subsidiary of Athene to comply with the provisions contemplated in this Agreement, but rather as an obligation of Athene to use its reasonable best efforts to cause such Subsidiary, to the extent legally permitted, to comply with such obligations.
5.7    Notices.
All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, electronic mail, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:
(i)    if to Athora or any of its Subsidiaries, to:
Athora Holding Ltd.
First Floor, Swan Building
26 Victora Street
Hamilton, HM12, Bermuda
Attention: Legal
Email: legal@athora.com
(ii)    if to Athene, ALRe or any other Subsidiaries of Athene, to:
Athene Holding Ltd.
7700 Mills Civic Parkway

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

West Des Moines, Iowa 50266
Attention: Legal Department
Email: legal@athene.com
All such notices, requests, consents and other communications shall be deemed to have been delivered and received (a) in the case of personal delivery or delivery by facsimile or electronic mail, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.
5.8    Headings.
The descriptive headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.
5.9    Entire Agreement.
This Agreement and the other agreements contemplated herein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. The parties hereto represent and warrant that there are no other agreements or understandings, written or oral, regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof, except pursuant to an amendment, modification or waiver of the provisions of this Agreement.
5.10    Counterparts.
This Agreement may be executed by the parties hereto in any number of counterparts (including without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
5.11    Further Assurances.
Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
5.12    Injunctive Relief.
The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

without posting a bond, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.
5.13    Amendment and Restatement of the Original Cooperation Agreement.
This Agreement amends, restates, replaces and supersedes the Original Cooperation Agreement in its entirety with effect from the date hereof (the “Effective Date”); provided, however, that this Agreement shall not (a) discharge, release, extinguish or rescind any party from any of its obligations or liabilities arising under the Original Cooperation Agreement prior to the Effective Date or (b) limit, impair, constitute a waiver of, or otherwise affect, any of the rights or remedies, arising prior to the Effective Date, under the Original Cooperation Agreement of either party thereto.
* * * * *

Athora Holding Ltd. – Amended and Restated Cooperation Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Cooperation Agreement on the date first written above.
ATHORA:
ATHORA HOLDING LTD.

By: /s/ Madison O'Beirne
Name: Madison O'Beirne
Title: Secretary

ATHENE:
ATHENE HOLDING LTD.

By: /s/ James R Belardi
Name: James R. Belardi
Title: Chief Executive Officer

Athora Holding Ltd. – Amended and Restated Cooperation Agreement